EXHIBIT 4.4

                                U. S. ENERGY CORP.
                            RESTRICTED STOCK BONUS PLAN
                             Amended February 7, 1994

      U.S. Energy Corp. ("USE"), a Wyoming corporation with executive offices at 877 North 8th West, Riverton, Wyoming, 82501, adopts this Restricted Stock Bonus Plan effective as of January 6, 1994:

      WHEREAS, on May 25, 1990 the USE Board of Directors issued common shares to certain directors, officers, employees and consultants for services provided to USE; and

      WHEREAS, additional shares were issued to the same individuals in 1990 and (with the exception of Mr. Herron) in 1993; and

      WHEREAS, all shares to date have been issued without registration under federal securities laws, and subject to forfeiture in the event various periods of service were not completed;

      NOW THEREFORE, the USE Board of Directors expands and amends the previously authorized stock issue plan, as follows:

      1. There are reserved for issue 550,000 shares of USE $.01 par value common stock under this Restricted Stock Bonus Plan ("Plan"), including all shares issued and to be issued through January 4, 1994, which is the authorization date for such issue;
and shall control regardless of the date(s) share certificates therefor are processed and issued.

      2. All shares to be issued under the Plan shall be registered under Form S-8 with the Securities and Exchange
Commission; resale of all shares issued to date and through January 4, 1994, shall be registered for resale through the Reoffer
Prospectus, comprising part of the Form S-8 registration statement; and resale of future shares to be issued under the Plan shall be registered under Form S-8, by the filing of post-effective amendments to the Reoffer Prospectus, as necessary.

      3. All shares to be issued after January 4, 1994 shall be issued only (i) to employees, directors, consultants and others providing services to USE or its subsidiaries, provided, that no shares shall be issued in connection with capital formation activities, (ii) by authority of the USE Board of Directors, (iii) in accordance with Wyoming law, and (iv) on advice of counsel regarding possible liabilities for directors, officers and 10 percent share owners, under Section 16 of the Securities Exchange Act of 1934, as amended.

      4. All shares to be issued after January 4, 1994 shall be issued (a) to employees of USE, with such forfeiture conditions as may be established by the Board of Directors from time to time, and
(b) to consultants and other non-employee persons who provide services to USE, without any forfeiture conditions.



   s/ Max T. Evans
- ----------------------------------
Max T. Evans, Secretary